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                                                                     EXHIBIT 2.4



                            AMENDMENTS TO THE BYLAWS


         The following amendments to the Bylaws were adopted by the Board of Directors of SolutionNet International, Inc. (the "Corporation") on August 10, 2000:

1. The first sentence of Article IV, Section 4.1 of the Bylaws of the Corporation is hereby revised in its entirety as follows:

                           "The business and affairs of the Corporation shall be
                  managed by a board of directors, of which there shall be no less than one (1) nor more than ten (10) directors."

2. Article IV, Section 4.2 of the Bylaws of the Corporation is hereby revised in its entirety as follows:

                           "The board of directors may provide, by resolution,
                  the time and place, either within or without the State of Minnesota, for the holding of regular meetings without other notice than such resolution."

3. A new Section 4.15 is hereby added to Article IV of the Bylaws, as follows:

                  "4.15. Committees. The board of directors may, by resolution passed by a majority of the total number of directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have, and may exercise, the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

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                  Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. Unless otherwise provided in such a resolution, in the event that a member and that member's alternate, if alternates are designated by the board of directors as provided above, of such committee is absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.


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